Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

March 31, 2011

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Re: Rock-Tenn Company Registration Statement (File No. 333-172432)

Ladies and Gentlemen:

We have acted as counsel for Rock-Tenn Company, a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-172432, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of up to 31,783,853 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to the shareholders of Smurfit-Stone Container Corporation (“Smurfit-Stone”), a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of January 23, 2011, by and between the Company, Sam Acquisition, LLC, a Delaware limited liability company, and Smurfit-Stone (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials. For purposes of this opinion, we have assumed that the execution and delivery of, and the performance of all obligations under, the Merger Agreement have been duly authorized by all requisite action by Smurfit-Stone and that the Merger Agreement has been duly executed and delivered by Smurfit-Stone and is a valid and binding agreement of Smurfit-Stone enforceable against Smurfit-Stone in accordance with its terms.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to Amendment No. 1 of the Registration Statement filed on March 31, 2011 and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP